UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AKOUSTIS TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Akoustis Technologies, Inc.

Supplement to the Proxy Statement for the

Annual Meeting of Shareholders

to be held on November 2, 2023.

This proxy statement supplement (this “Proxy Supplement”) supplements, updates and amends the definitive proxy statement of Akoustis Technologies, Inc. (the “Company”) filed with the Securities and Exchange Commission on September 19, 2023 (the “Proxy Statement”) regarding the annual meeting of shareholders to be held on November 2, 2023 (the “Annual Meeting”).

This Proxy Supplement contains important supplemental information to the Proxy Statement and should be read in conjunction with the Proxy Statement. To the extent that information in this Proxy Supplement differs from, conflicts with, or updates information contained in the Proxy Statement, the information in this Proxy Supplement is more current and shall prevail. The Company is providing you with the following additional information in order to further assist you in voting your shares at the Annual Meeting.

On September 26, 2023, Akoustis Technologies, Inc. (the “) Company entered into a Second Amendment (the “Amendment”) to the Employment Agreement, dated as of June 15, 2015 and amended as of September 6, 2017, by and between the Company and its Chief Executive Officer, Jeffrey B. Shealy (as amended, the “Shealy Employment Agreement”).

Pursuant to the terms of the Amendment:

(i)	Dr. Shealy’s base salary is set at $550,000;

(ii)	Dr. Shealy’s target annual bonus is set at 100% of his base salary (with maximum bonus potential under the Company’s annual incentive bonus plan for the fiscal year ending June 30, 2024 of 145% of his base salary);

(iii)	Dr. Shealy will be eligible to receive a supplemental discretionary bonus for the fiscal year ending June 30, 2024 of up to 50% of his base salary based on such factors and payable at such time as the Company’s Board of Directors may determine in its sole discretion;

(iv)	Dr. Shealy’s equity incentive awards for fiscal year 2024 will consist of 80,000 restricted stock units and 120,000 performance-based restricted stock units with market value appreciation conditions, each under the Company’s 2018 Stock Incentive Plan;

(v)	Dr. Shealy is eligible to earn a cash retention bonus of $200,000 if he remains employed with the Company through the earlier of June 30, 2024 and the date of a change of control of the Company; and

(vi)	for purposes of calculating the amount of severance payable in the event of a termination before June 30, 2024, Dr. Shealy’s base salary will be assumed to be $750,000.